Exhibit 10.1

Cardtronics, Inc.

2016 Annual Bonus Pool Allocation Plan

The stockholders of Cardtronics, Inc. (the “Company”) have approved the Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company can: (i) attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted by resolution the following 2016 Annual Bonus Pool Allocation Plan (this “Pool Plan”) consistent with the Plan to provide funding of and limits to awards granted to certain participants of the 2016 Annual Executive Cash Incentive Plan (the “AECIP”). This Pool Plan is not intended to provide additional compensation to participants but simply to ensure incentives paid to certain participants are qualified performance-based compensation under Code Section 162(m).

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.    Members of the Company’s executive leadership team that are designated in Exhibit “A” of this Pool Plan are the participants.

I.Performance Metrics

This Pool Plan rewards the achievement of a key performance metric that is critical to the Company’s continued success as follows:

A.   Adjusted EBITA:  Defined as Adjusted EBITDA less depreciation expenses as adjusted for non-controlling interests, both of which are reported in the Company’s 10-K for the 2016 fiscal year as adjusted in accordance with the AECIP.

II.Calculation of Earned Incentives

A.   The calculation of incentive funding under this Pool Plan shall not infer or otherwise guarantee any participant’s right to an incentive award for 2016.  Rather, this Pool Plan provides only the funding for the participants awards which will be determined by the results of the AECIP per the terms and conditions of the AECIP.

III.Effective Date

This Pool Plan is effective as of January 1, 2016. Pool Plan funding will be based on audited financial results for the Company’s fiscal year ended December 31, 2016.